June 11, 1999

Wellsford Real Properties, Inc.
535 Madison Avenue, 26th Floor
New York, New York  10022

          Re:  Wellsford Real Properties, Inc.
               ------------------------------

Ladies and Gentlemen:

          We have served as Maryland counsel to Wellsford Real Properties, Inc., a Maryland corporation (the "Company"), in connection with certain matters of Maryland law arising out of the registration of 5,076,235 shares (the "Shares") of the common stock, $.01 par value per share of the Company (the "Common Stock"), consisting of (i) 1,326,235 shares of Common Stock to be issued from time to time under the Company's Rollover Stock Option Plan (the "Rollover Plan"), (ii) 1,750,000 shares of the Common Stock to be issued from time to time under the Company's 1997 Management Incentive Plan (the "1997 Incentive Plan") and (iii) 2,000,000 shares of Common Stock to be issued from time to time under the Company's 1998 Management Incentive Plan (the "1998 Incentive Plan" and together with the Rollover Plan and the 1997 Incentive Plan, collectively, the "Plans") pursuant to a Registration Statement on Form S-8, and all amendments thereto (the "Registration Statement"), to be filed by the Company under the Securities Act of 1933, as amended (the "1933 Act"). Unless otherwise defined herein, capitalized terms used herein shall have the meanings assigned to them in the Registration Statement.

          In connection with out representation of the Company, and as a basis for the opinion hereinafter set forth, we have examined originals, or copies certified or otherwise identified to our satisfaction, of the following documents (hereinafter collectively referred to as the "Documents"):

          1. The charter of the Company (the "Charter"), certified as of a recent date by the State Department of Assessments and Taxation of Maryland (the "SDAT");

          2. The Bylaws of the Company, certified as of the date hereof by an officer of the Company;

          3. Resolutions adopted by the Board of Directors, or a duly authorized committee thereof, of the Company relating to (i) the adoption of each of the Plans and (ii) the registration and issuance of the Shares under the Plans (the "Resolutions"), certified as of the date hereof by an officer of the Company;

          4.   The Rollover Plan;

          5.   The 1997 Incentive Plan;

          6.   The 1998 Incentive Plan;

          7. The form of certificate representing a share of Common Stock, certified as of the date hereof by an officer of the Company;

          8. A certificate of the SDAT, as of a recent date, as to the good standing of the Company;

          9. A certificate executed by Edward Lowenthal, the President and Chief Executive Officer of the Company, dated the date hereof; and

          10. Such other documents and matters as we have deemed necessary or appropriate to express the opinion set forth in this letter, subject to the assumptions, limitations and qualifications stated herein.

          In expressing the opinion set forth below, we have assumed, and so far as is known to us there are no facts inconsistent with, the following:

          1. Each individual executing any of the Documents, whether on behalf of such individual or any other person, is legally competent to do so.

          2. Each individual executing any of the Documents on behalf of a party (other than the Company) is duly authorized to do so.

          3. Each of the parties (other than the Company) executing any of the Documents has duly and validly executed and delivered each of the Documents to which such party is a signatory, and such party's obligations set forth therein are legal, valid and binding and are enforceable in accordance with all stated terms.

          4. Any Documents submitted to us as originals are authentic. The form and content of the Documents submitted to us as unexecuted drafts do not differ in any respect relevant to this opinion from the form and content of such Documents as executed and delivered. Any Documents submitted to us as certified or photostatic copies conform to the original documents. All signatures on all Documents are genuine. All public records reviewed or relied upon by us or on our behalf are true and complete. All statements and information contained in the Documents are true and complete. There has been no oral or written modification of or amendment to any of the Documents, and there has been no waiver of any provision of any of the Documents, by action or omission of the parties or otherwise.

          5. The Shares will not be transferred in violation of any restriction or limitation contained in the Charter.

          6. All certificates representing the Shares will contain any legend required by the Charter.

          7. The Company will be in good standing with the SDAT at the date on which any of the Shares are actually issued.

          The phrase "known to us" is limited to the actual knowledge, without independent inquiry, of the lawyers at our firm who have performed legal services in connection with the issuance of this opinion.

          Based upon the foregoing, and subject to the assumptions, limitations and qualifications stated herein, it is our opinion that:

          1. The Company is a corporation duly incorporated and existing under and by virtue of the laws of the State of Maryland and is in good standing with the SDAT.

          2. The Shares to be issued pursuant to the Plans have been duly authorized for issuance and, when and if issued and delivered against payment therefor and otherwise in the manner described in the Resolutions, the applicable Plan and the Registration Statement, will be (assuming that, upon issuance, the total number of shares of Common Stock issued and outstanding will not exceed the total number of shares of Common Stock that the Company is then authorized to issue under the Charter) validly issued, fully paid and nonassessable.

          The foregoing opinion is limited to the substantive laws of the State of Maryland and we do not express any opinion herein concerning any other law. We express no opinion as to the applicability or effect of any federal or state securities laws, including the securities laws of the State of Maryland, or as to federal or state laws regarding fraudulent transfers. To the extent that any matter as to which our opinion is expressed herein would be governed by any jurisdiction other than the State of Maryland, we do not express any opinion on such matter.

          We assume no obligation to supplement this opinion if any applicable law changes after the date hereof or if we become aware of any fact that might change the opinion expressed herein after the date hereof.

          This opinion is being furnished to you solely for your benefit. Accordingly, it may not be relied upon by, quoted in any manner to, or delivered to any other person or entity (other than Robinson Silverman Pearce Aronsohn & Berman LLP, counsel to the Company) without, in each instance, our prior written consent.

          We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of the name of our firm therein. In giving this consent, we do not admit that we are within the category of persons whose consent is required by Section 7 of the 1993 Act.


                                Very truly yours,



                                /s/ Ballard Spahr Andrews & Ingersoll, LLP